EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
CollaGenex Pharmaceuticals, Inc.:

     We consent to the use of our report dated January 30, 2002, except as to the first paragraph of Note 16, which is as of February 14, 2002, the second paragraph of Note 16, which is as of March 22, 2002, and the third paragraph of
Note 16, which is as of March 26, 2002, with respect to the consolidated balance sheets of CollaGenex Pharmaceuticals, Inc. as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the Company's adoption of the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in 2000.

                                  /s/ KPMG LLP

Princeton, New Jersey
February 5, 2003